Invest in Crafthouse Cocktails

Alcohol | Retail | Cocktails | B2C | Bars and Clubs

People deserve well balanced, all-natural cocktails anywhere and every time

CRAFTHOUSECOCKTAILS.COM CHICAGO



Early Bird Terms: $37,683 Left

$87,317

of a $300,000-$1,000,000 goal

50

investors

Invest via a **Convertible Note**

~~$8.3M~~ **$6.64M** valuation cap

First $125K will invest in a convertible note with a $6.64M valuation cap.

Held in Escrow & Refundable. Crafthouse Cocktails must raise $300,000 to get funded. Wefunder Portal LLC can refund upon request while funds are in escrow.

see more terms & learn more

see investor perks from $250 to $25,000



We love when people enjoy their drinks! We have made it our life's work well before Crafthouse. We understood it was difficult for people to get a great cocktail outside of a bar. Even if the best ingredients were used, if that cocktail isn't perfectly balanced, which is difficult, it will taste too boozy, sour or sweet. We couldn't have that.

Matt Lindner CEO @ Crafthouse Cocktails

Why you may want to invest in us...

1. Highest Rated Ready to Drink Cocktails ever by San Francisco World Spirits competition and the Beverage Testing Institute.
2. Launching 3 amazing new cocktails that will round out our turn key options: Smoky Margarita, Rum Old Fashioned and a Pineapple Daiquiri.
3. Over 18,000 Instagram followers love us because we are not a trend but a lifestyle brand.
4. We'll be the exclusive premium ready to drink cocktail on Virgin Voyages first 4 cruise ships with the first one launching in early 2020.
5. Our reputation in the industry allows us to work with the best spirit companies in the world like Plantation Rum and Traverse City Whiskey.
6. Our new go-anywhere indefinitely recyclable 200ml aluminum bottles are on trend, and the 1.75L bag-in-the-box are perfect for parties!
7. The name Crafthouse is amazing! Current licensing agreement with Fortessa Tableware Solutions. Trademark owned for many extensions.
8. The team and their vision. Matt has owned 13 venues, and James Beard Award Winner Charles has bartended the Grammy's and Kentucky Derby.

Our Team

AND OUR MAJOR ACCOMPLISHMENTS



Matt Lindner

CEO

I'm Matt and I have been in the service/hospitality and CPG space for over 20 years. I have 1 wife, 2 kids, 2 dogs, 1 guinea pig and 3 fish.



Charles Joly

Head of Product



Patrick Jean-Baptiste

President

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Some of our investors

WE'VE RAISED $1,137,317 FROM 50+ INVESTORS SINCE OUR FOUNDING

Geoff Allen
Owner of FUN is OK Graphic Design & Art Direction

Andy Kurtts
Creative Director and expert in the specialty food and beverage industry.

Alexander Clarence McIntosh
Investor & Entrepreneur

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In the news

Crafthouse Cocktails projects big growth with new bourbon drink

Crafthouse Cocktails, the Chicago-based bottled drink company developed by award-winning bartender Charles Joly , projects to more than double sales this year as the brand moves into new markets and launches a fourth cocktail.

January 13, 2017 @ chicagobusiness.com

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Downloads

Crafthouse promotional video 2017
Charles on Steve Harvey Show
Crafthouse Intro WeFunder 1 .pdf
Matt intro movie.MOV

The Story of Crafthouse

It started in the Bar Room not the Boardroom

Back in 2011

What a journey it has been so far.


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2019

We were ahead of our time, now it's time to lean in

We were the first in the modern era to bottle an all-natural quality cocktail and sell it at an accessible price. We bottled the Moscow Mule and Paloma before ginger beer was a thing and most thought a margarita was the only cocktail originating from Mexico. Back in 2011 there were plenty of sugary sweet and artificial iterations on the market, but nothing that could stand up to what a craft cocktail mixologist would serve to their friends. Time's have changed and we are still making what we and critics believe are the best ready to drink bottled cocktails on the planet.

Matt and Charles (our Co-Founders) have been hard at work for Crafthouse's next evolution and it begins with a new look, new logo, new cocktails, and new formats including an indefinitely recyclable, light weight aluminum 200ml bottle and the ultimate cocktail party in a box with a 1.75L bag in the box. We also have new leadership in Casey Iaccino who is structuring our sales growth strategy.

We have learned a lot about our brand, the category, and our customers and we have taken that knowledge and our lifetime of experience to bring together these amazing changes.

Having a talented team has led to some fantastic partnerships

We are proud to be partners with world class distilleries like Plantation Rum, La Cofradia Tequila, CH Distillery and Traverse City Whiskey Company. With partners like these, it is no wonder we have been recognized as the highest rated ready to drink cocktail by Beverage Tasting Institute.

We have served our Moscow Mule to over a quarter million people on United Airlines and are proud that we will be served on the maiden ship of Virgin Voyages - The Scarlet Lady - which launches in early 2020. You can also find us on Broadway through our partnership with Ambassador Theatre Group (ATG).

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Investor Q&A

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What does your company do?

Crafthouse Cocktails sources only the best all-natural ingredients and partners with world class spirit distillers to bottle (and box) delicious and perfectly balanced cocktails. We make 7 different classic cocktails using 6 different lead spirits so there is a profile for everyone. Now people can enjoy a cocktail that tastes freshly made during a theater performance, on an cruise ship and at a quick serve restaurant or buy one at their local grocery or liquor store and enjoy it at home.

Where will your company be in 5 years?

We hope to grow to a $20MIL per year revenue company by 2023. We have the team in place, the innovation in the pipeline and the desire to see Crafthouse Cocktails be the drink of choice for people looking for high quality, natural, delicious craft cocktails.

Why did you choose this idea?

Why are you looking for investment now?

Financials

Crafthouse Cocktails has financial statements ending December 31 2018. Our cash in hand is $100,000, as of October 2019. Over the three months prior, revenues averaged $22,000/month, cost of goods sold has averaged $12,000/month, and operational expenses have averaged $25,000/month.

At a Glance

January 1 to December 31


$$$$

$622,601 [52%]
Revenue



-$786,147
Net Loss


IOU!

$1,563,748 +61%
Short Term Debt



$0
Raised in 2018



$100,000
Cash on Hand
As of 10/22/19

INCOME | BALANCE | NARRATIVE

A note from Wefunder. Unlike companies on the NASDAQ, early-stage startups have little operating history. Financial analysis is not as useful when there is limited data. It's more important to predict the size of the future market. If the founder achieves their vision, will enough customers pay the company enough money?

It's also common for fast-growing startups to lose money even faster: they are investing in future growth. In these cases, it's often better to check if the Cost of User Acquisition (CAC) is lower than the Lifetime Value (LTV) of that customer. If one spends $1000 today to make $10,000 over the next five years, that may be a smart bet. Amazon is a famous example of re-investing potential profits to maximize growth over 20 years.

Net Margin:	Gross Margin:	Return on Assets:	Earnings per Share:	Revenue per Employee:	Cash to Assets:	Revenue to Receivables:	Debt Ratio:
-126%	12%	-98%	-$0.07	$311,301	1%	1,530%	275%

Stanton South LLC 12-31-18 FS.PDF

Risks

1 We are making a major investment in Super Premium Rum Based cocktails which we are partnering with Plantation Rum using some if their finest casks to produce. There is no guarantee that these new cocktails will resonate with consumers even though the data suggests otherwise.

2 Revenue forecast accuracy, estimates and assumptions, and the company's ability to manage working capital, contracts, inventory and operational capacity to support the growth strategy may not meet expectations, harming future business growth.

3 Government regulation changes may adversely impact the alcohol manufacturing and distribution channels including but not limited to tax increases, regulatory and compliance requirements.

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Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Matthew Lindner	CEO- Crafthouse Cocktails @ Crafthouse Cocktails	2011

Officers

OFFICER	TITLE	JOINED
Patrick Jean-Baptiste	President	2013
Matthew Lindner	CEO	2011
Casey Iaccino	CGO	2018

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Matthew Lindner	4,790,739 Common Units	48.4%

Past Equity Fundraises

DATE	AMOUNT	SECURITY
	$61,467	Convertible Note
08/2015	$250,000	Loan
06/2017	$425,000	Convertible Note
05/2016	$375,000	Convertible Note

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
05/01/2016	$375,000	8.0%	15.0%	$7,500,000	12/31/2018
06/01/2017	$425,000	6.0%	20.0%	None	12/31/2019

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
James Roach, Michael Hennessey, Michael Helfand and Matthew Lindner	08/25/2015	$250,000	$132,968	5.0%	08/26/2020	Yes

Related Party Transactions

Name	Matt Lindner
Amount Invested	$125,000
Transaction type	Convertible Note
Issued	03/30/2018
Interest	8.0 per annum
Discount rate	15.0
Valuation cap	None
Relationship	Owner

Use of Funds

$85,000	45% towards business development and market launches., 12.5% towards hiring and 12.5% towards marketing, 22.5% towards acceleration of new product development including equipment 7.5% towards Wefunder intermediary fees
$1,000,000	50% towards acceleration of new product development and market launches. 25% of capital equipment for new line extensions. 17.5% towards increase in hiring to support roll out of new items. 7.5% towards Wefunder intermediary fees.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Units	9,900,000	9,900,000	Yes
Class A Preferred Units	1,155,000	1,155,000	No

The Funding Portal

Crafthouse Cocktails is conducting a Regulation Crowdfunding offering via Wefunder Portal LLC.
CRD Number: #283503.

Form C Filing on EDGAR

The Securities and Exchange Commission hosts the **official Form C** on their EDGAR web site.